Exhibit 99.1

Riverbed Technology Comments on Annual Meeting Results

SAN FRANCISCO, May 22, 2014 (BUSINESS WIRE) —

Riverbed Technology (NASDAQ: RVBD), the leader in application performance infrastructure, today issued the following statement regarding the Riverbed Annual Meeting of Stockholders:

At the Riverbed Annual Meeting of Stockholders, the proposal to re-elect Mark Lewis to the Board of Directors did not receive a majority of votes cast. In addition, the non-binding advisory vote to approve the compensation of the Company’s named executive officers did not receive a majority of votes cast.

The Riverbed Board of Directors will carefully evaluate the results of the Annual Meeting and the Company will continue to engage in dialogue with stockholders. The Board and the Compensation Committee recognize the concerns of stockholders who did not approve the advisory vote on Riverbed’s executive compensation programs, and intend to work closely with our stockholders to address these concerns. In addition, the Board is mindful of the strong connection between the re-election vote and the fact that Riverbed’s stockholder rights plan was not submitted to a vote of our stockholders at the Annual Meeting.

In light of the re-election vote, and in accordance with the Company’s Corporate Governance Guidelines, Mr. Lewis has offered his resignation from the Board, which the Board intends to consider carefully.

About Riverbed Technology

Riverbed at more than $1 billion in annual revenue is the leader in Application Performance Infrastructure, delivering the most complete platform for Location-Independent Computing. Location-Independent Computing turns location and distance into a competitive advantage by allowing IT to have the flexibility to host applications and data in the most optimal locations while ensuring applications perform as expected, data is always available when needed, and performance issues are detected and fixed before end users notice. Riverbed’s 25,000+ customers include 97% of the Fortune 100 and 95% of the Forbes Global 100. Learn more at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

SOURCE: Riverbed Technology

INVESTOR RELATIONS CONTACT

Renee Lyall

Riverbed Technology

415-247-6353

renee.lyall@riverbed.com

MEDIA CONTACTS

Sard Verbinnen & Co

John Christiansen / Michael Henson

415-618-8750 / 212-687-8080

jchristiansen@sardverb.com / mhenson@sardverb.com